UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2015

SUNCOKE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001- 35782	35-2451470
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2015, SunCoke Energy Partners, L.P. (the “Partnership”) announced that, effective October 22, 2015, Katherine T. Gates has been named Senior Vice President, General Counsel and Chief Compliance Officer of SunCoke Energy Partners GP LLC (the “Company”), the Partnership’s general partner. Also effective October 22, 2015, Denise Cade, the Company’s current Senior Vice President, General Counsel and Corporate Secretary will be stepping down from her role at the Company to accept the General Counsel position at a Fortune 1000 public company.

In addition, Ms. Gates has been elected as a Director of the Company, to replace Ms. Cade, effective as of October 22, 2015. A copy of the press release announcing Ms. Gates’ appointment and Ms. Cade’s departure is attached hereto as Exhibit 99.1.

Ms. Gates is currently Vice President and Assistant General Counsel of the Company, a position she has held since July, 2014. Effective October 22, 2015, Ms. Gates will become Senior Vice President, General Counsel and Chief Compliance Officer of SunCoke Energy, Inc. (“SunCoke”) the Partnership’s corporate sponsor. From February, 2013 to July, 2014, Ms. Gates was Senior Health, Environment and Safety (HES) Counsel of the Company and SunCoke. Prior to joining SunCoke, she was a partner at Beveridge & Diamond, P.C., where she served on the firm’s Management Committee.

Ms. Gates does not have a direct or indirect material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K. There also is no arrangement or understanding between Ms. Gates and any other person pursuant to which Ms. Gates was appointed to her new position, nor does Ms. Gates have a familial relationship to any of the Company’s other executive officers, or to any member of the Company’s Board of Directors.

Neither the Company nor the Partnership has entered into any compensatory plan, contract, or arrangement with Ms. Gates in connection with her appointment as a Director of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	SunCoke Energy Partners, L.P. Press Release (September 30, 2015).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC,
its General Partner

	By:	/s/ Fay West
Fay West
Senior Vice President and Chief Financial Officer

Date: October 1, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	SunCoke Energy Partners, L.P. Press Release (September 30, 2015).